Exhibit 11


                      THE RIVAL COMPANY AND SUBSIDIARIES
                              Earnings Per Share
                     (in thousands except per share data)


                                                     Years Ended June 30
                                                     -------------------

Primary Earnings Per Share*                         1997      1996      1995
---------------------------                      -------   -------   -------

Net earnings                                     $10,685   $14,239   $13,985
                                                 =======   =======   =======
Weighted average common and common
 equivalent shares outstanding                     9,895     9,950     9,505
                                                 =======   =======   =======
Earnings per common and common
 equivalent share                                $  1.08   $  1.43   $  1.47
                                                 =======   =======   =======
Computation of weighted average
 common and common equivalent
 shares outstanding:
  Average common shares
   outstanding                                     9,684     9,725     9,312
  Average number of
   options outstanding                               690       557       433
  Less treasury shares acquired
   with proceeds from exercise
   of options                                       (479)     (332)     (240)
                                                 -------   -------   -------
Weighted average common and common
 equivalent shares outstanding                     9,895     9,950     9,505
                                                 =======   =======   =======


* Fully diluted earnings per share is equal to primary earnings per share for all periods presented.